Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 24, 2022, on the consolidated balance sheets of Epsium Enterprise Limited as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020, and the related notes to the financial statements in the Registration Statement (Form F-1 amendment 3) and related Prospectus of Epsium Enterprise Limited.

/s/ TAAD LLP

Diamond Bar, California

July 1, 2022